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                                                                   Exhibit 10.1

                           LOAD CURTAILMENT AGREEMENT

         This Load Curtailment Agreement ("Agreement") is made and entered into effective the 1st day of June, 2001, by and between GENEVA STEEL L.L.C, a Delaware Limited Liability Company ("Geneva"), and Utah Power & Light Company, an assumed business name of PACIFICORP, an Oregon corporation ("Utah Power"), hereinafter referred to individually as "Party" or collectively as "Parties."

                                    RECITALS

A. Utah Power and Geneva's predecessor in interest entered into an agreement dated February 10, 1989, as amended ("the 1989 Agreement"), by which Utah Power supplies interruptible power and energy to Geneva's steel production facility in Vineyard, Utah.

B. Utah Power and Geneva entered into the Generation Cooperation Agreement dated July 1, 1997 (the "Cooperation Agreement"), by which Utah Power may call on Geneva to increase the output of its steam electric generating plant (the "Generating Plant") at its steel production facility up to 1,314 hour per contract year as an offset to Geneva's demand for electric service under the 1989 Agreement.

C.       Geneva and Utah Power entered into the Supplemental Generation

         Agreement dated December 1, 2000, as amended ("Supplemental Agreement") pursuant to which Utah Power agreed to compensate Geneva for certain Supplemental Generation that Geneva offered to generate. Concurrent with the execution of this Agreement, the Supplemental Agreement is being amended to require Geneva to use reasonable commercial efforts to generate, and to require Utah Power to purchase, Supplemental Generation made available by Geneva outside of the peak hours covered by this Agreement.

D. The parties now desire to enter into this Agreement pursuant to which Geneva will curtail load during certain peak hours in exchange for compensation as provided herein.

         NOW, THEREFORE, in consideration of the mutual promises contained herein, the Parties agree as follows:

1.       DEFINITIONS

         a. "Cooperation Agreement Energy" is the amount of energy generated by Geneva when called upon by PacifiCorp under the Cooperation Agreement for any given hour, up to a maximum of 10 MWh per hour.
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         b. "Curtailed Energy" means the amount of electrical load reduced by
Geneva from PacifiCorp's system during a Load Curtailment Period. Curtailed Energy is intended to reflect the amount of energy that Geneva otherwise would likely have consumed during peak hours but for this Agreement. The Curtailed Energy for each hour during each Load Curtailment Period will be measured as (i) the difference between (A) the Reference Usage Level for that day and (B) any Delivered Energy for that hour; or (ii) the sum of (A) the Reference Usage Level for that day and (B) any Returned Energy for that hour, up to a maximum of the Cooperation Agreement Energy for that hour; (iii) minus, in either case, the Cooperation Agreement Energy for that hour.

         c. "Day" means the 24-hour period HE 0100 to HE 2400.

         d. "Delivered Energy" means for any given hour any energy received by Geneva from PacifiCorp during a Load Curtailment Period as measured in MWh that hour at the Tie Lines

         e. "Excess Energy" means any energy utilized by Geneva from PacifiCorp in excess of 7.0 MWh for any hour during any Load Curtailment Period, except as provided in Section 6. Excess Energy shall be measured each hour by the interval metering equipment at the Tie Lines.

         f. "Excess Energy Charges" means the total Excess Energy for any calendar day times 104% of the actual PV Daily On-Peak Index for that day.

         g. "Facility" means Geneva's facilities to which PacifiCorp currently provides electric power and energy located in Vineyard, Utah. The Facility includes the electrical load associated with this Agreement.

         h. "HE" means hour ending, Prevailing Mountain Time.

         i. "HLH" means HE 0700 through HE 2200 each Monday through Saturday except during NERC-defined holidays.

         j. "LLH" means HE 0100 through HE 0600, plus HE 2300 and HE 2400, on each Monday through Saturday and all hours on Sunday and all hours on NERC-defined holidays, which are as follows during the term of this Agreement:

            Independence Day - July 4, 2001 Wednesday
            Labor Day - September 3, 2001 Monday
            Thanksgiving Day November 22, 2001 Thursday

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         k. "Load Curtailment Period" means HE 1400 through HE 2100, each Monday through Friday except during NERC-defined holidays.

         l. "NERC" means the North American Electric Reliability Council.

         m. "PV Daily On-Peak Index" means the Dow Jones(TM) Palo Verde firm on-peak index as reported in the Wall Street Journal for each Monday through Saturday, excluding NERC-defined holidays; provided, in the event the PV Daily On-Peak Index is not reported for any given day then the non-zero value posted from the previous like day shall be utilized; provided further, in the event a value is ultimately reported by Dow Jones for the day in question, prior to the point in time monthly invoices are prepared hereunder, then such subsequently reported value shall be utilized.

         n. "Reference Usage Level" for any given Day means the rolling average MW for a single blast furnace operation delivered by Utah Power to Geneva at the Tie Lines during LLH periods over the previous seven week Days (excluding any day in which Geneva operated two blast furnaces), plus the positive difference between (i) the average hourly generation provided by Geneva's Generating Plant and (ii) the average of the applicable Baseline Generation Capability under the terms of the Supplemental Agreement during LLH periods over the same seven Days.

         o. "Remaining Inadvertent Spill" means for any hour any positive difference between Returned Energy and Cooperation Agreement Energy for that hour.

         p. "Returned Energy" means for any given hour any energy (in the form of inadvertent spill) delivered from Geneva's generator to PacifiCorp during a Load Curtailment Period as measured in MWh that hour at the Tie Lines.

         q. "Start Date" means June 1, 2001, or such other date as may be mutually agreed to by the parties.

         r. "Tie Lines" means the points of interconnection between PacifiCorp's electrical system and the electrical facilities owned by Geneva.

2.       PEAK HOURS CURTAILMENT

         During the term of this Agreement, Geneva will use best reasonable efforts to curtail its electricity consumption such that no energy is delivered from PacifiCorp to Geneva during each Load Curtailment Period by altering or suspending all or part of its operations at its Geneva Steel manufacturing facilities during those hours.

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3.       TERM / TERMINATION

         The term of this Agreement shall begin on the Start Date and end no later than November 30, 2001. Neither party may terminate this Agreement prior to September 15, 2001. Either party may terminate this Agreement upon 30 days' prior written notice effective any time after September 15, 2001. This Agreement is subject to approval by the Utah Public Service Commission.

4.       LOAD CURTAILMENT PAYMENTS

         PacifiCorp will pay Geneva for all Curtailed Energy each hour at the rate of 104% of the published PV Daily On-peak Index for that Day for each MWh. PacifiCorp will pay Geneva for any Remaining Inadvertent Spill each hour at the rate of 75% of the published PV Daily On-peak Index for that Day for each MWh. Examples of the calculation of payments for Curtailed Energy are appended hereto as Attachment "A." In the event Geneva's interval meter read at the Tie Line exceeds 7.0MWh in any hour during a day of a Load Curtailment Period (other than by reason of outages as specified in Section 6), PacifiCorp shall not be obligated to make the payments for Curtailed Energy described in this Section 4 for that Day of that Load Curtailment Period.

5.       EXCESS ENERGY CHARGES

         Geneva will pay Excess Energy Charges to PacifiCorp for any Excess Energy utilized by Geneva. Geneva will not be charged under the 1989 Agreement for Excess Energy. The sole consequence or remedy for the use of Excess Energy by Geneva or for any failure by Geneva to curtail load shall be the payment of Excess Energy Charges as provided in this Section 5 and forfeiture of daily payments for Curtailed Energy as provided in Section 4. Any energy utilized by Geneva from PacifiCorp during any periods other than a Load Curtailment Period or during any Load Curtailment Period that is not Excess Energy shall be paid for by Geneva under the terms of the 1989 Agreement.

6.       OUTAGES

         Geneva shall make best reasonable efforts to conduct all routine generator equipment maintenance during hours outside the Load Curtailment Period and to postpone any planned major generator maintenance until this Agreement terminates. To the extent Geneva reasonably determines it to be necessary, Geneva may pre-schedule a consecutive two-week period after September 15, 2001, at a time reasonably acceptable to PacifiCorp, to perform scheduled maintenance on its generator and associated equipment. During such scheduled outage, and for the period of any unscheduled outages, Excess Energy for purposes of this Agreement shall mean any energy utilized by

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Geneva from PacifiCorp, as measured each hour at the Tie Lines, in excess of 57
MWh for any hour during any Load Curtailment Period.

7.       NON-CIRCUMVENTION

         Geneva agrees not to move production that would have occurred during the Load Curtailment Period from the Facility to any other location within PacifiCorp's electric system during the term of this Agreement. In addition, Geneva agrees that the load curtailment will not increase energy usage at any other PacifiCorp metered Geneva facility during the Load Curtailment Period. In the event that circumvention of this Agreement is determined and verified by PacifiCorp, PacifiCorp shall have the right to terminate this Agreement 72 hours after Geneva's receipt of written notice of the same, if Geneva has failed to cure such circumvention.

8.       VERIFICATION

         PacifiCorp will be given access to existing Geneva metering and instrumentation for the purpose of verification of load curtailment from PacifiCorp's electrical system. Metered and/or instrumentation data will indicate electrical demand and associated energy on an hourly basis. PacifiCorp, in its sole discretion, may install additional metering devices at a location agreed upon by both Parties to enable the telemetry of information and data regarding the load curtailment amount. This interval load data will be used to determine the MW curtailment for all hours of the term and be agreed to by both parties.

9.       ASSIGNMENT

         Both PacifiCorp and Geneva shall have the right to assign their respective obligations; provided, an assignment by PacifiCorp is to an entity who assumes control area operation of PacifiCorp's Eastern control area or an assignment by Geneva is to an entity who assumes operational control of all of Geneva's Facility.

10.      BILLING

         PacifiCorp shall credit Geneva's invoice with amounts as provided herein on a monthly basis. PacifiCorp shall be able to offset any payments it owes Geneva hereunder with any amounts Geneva owes PacifiCorp pursuant to the 1989 Agreement or any other Geneva/PacifiCorp Agreements. If the credit amount owed to Geneva for load curtailment exceeds the monthly payment due PacifiCorp for power purchased for the Facility by Geneva, PacifiCorp shall pay the net amount due Geneva for load curtailment in each billing month within seventeen
(17) days after the end of such billing month. PacifiCorp shall electronically wire transfer its monthly payment to an account designated by Geneva. Where Geneva and PacifiCorp disagree on the compensation

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under this Agreement, the lower of the amounts asserted by the respective parties shall be so netted or paid, and after resolution of the disagreement, the balance (if any) shall be netted or paid with the next monthly invoice.

11.      MISCELLANEOUS

         Any amendment to this Agreement must be in writing and signed by both parties. This Agreement shall be subject to and construed under the laws of the State of Utah. Any waiver by a Party with respect to a default hereunder, or any other matter arising in connection herewith, shall not be deemed to be a waiver with respect to any subsequent default or matter. Neither Party shall be liable to the other for any indirect, special, incidental or consequential damages in connection with this Agreement. Each party represents that it has full authority to enter into this Agreement and that no further approvals of any kind are necessary. This Agreement is intended to be consistent with the terms of the Cooperation Agreement, the Supplemental Agreement, and the 1989 Agreement.

12.      NOTICES

         All notices hereunder shall be directed as follows by fax, personal delivery or U.S. registered or certified mail:

         To Geneva:     Craig Hartman
                        Director of Energy
                        P.O Box 2500, MS40
                        Provo, UT 84603
                        801-227-9198, Fax

         To Utah Power: Aaron Gibson
                        P.O. Box 728
                        51 East Main Street
                        American Fork, UT 84003
                        801-756-1318, Fax


PACIFICORP                                  GENEVA STEEL L.L.C.

By: /s/ Andy MacRitchie                     By: /s/ Ken C. Johnsen

-----------------------------               -----------------------------
Its: Executive Vice President               Its: President

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